Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Watts Water Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-188669, 333-142714, 33-64627, 333-105798, 333-108699 and 333-115968) on Form S-8 and (Nos. 333-85862 and 333-203131) on Form S-3of Watts Water Technologies, Inc. of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appears in the December 31, 2016 annual report on Form 10-K of Watts Water Technologies, Inc.

Our report dated February 24, 2017 on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Watts Water Technologies, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, PVI Industries, LLC’s (“PVI”) internal control over financial reporting associated with total assets of $79.2 million (of which $70.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenue $8.9 million included in the consolidated financial statements of Watts Water Technologies, Inc. and subsidiaries as of and for the year ended December 31, 2016.  Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of PVI.

/s/ KPMG LLP

Boston, Massachusetts
February 24, 2017